EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

In Touch Media Group, Inc.

We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form SB-2 of our report dated March 30, 2006 on the consolidated financial statements of In Touch Media Group, Inc. (f/k/a Data Resource Consulting, Inc.) as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004, which appear in such prospectus. We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

Kingery & Crouse, P.A.
Tampa, Florida

June 21, 2006

6/21/2006 9:10 AM

45879.109475